Exhibit 99.1

Envestnet Shares News of Sudden Passing of CEO Jud Bergman

Bill Crager Appointed Interim CEO

CHICAGO, IL. – October 3, 2019 – Envestnet, Inc. (NYSE: ENV) today issued the following statement: “It is with immeasurable sadness that we share the news that Judson Bergman, our Chairman and Chief Executive Officer, passed away today in San Francisco, CA in an automobile accident. Mr. Bergman’s wife, Mary Miller, also sadly perished in this tragedy. On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Jud and Mary’s family. As Envestnet’s founder, Jud was a remarkable leader whose vision, brilliance and drive built the foundation for Envestnet’s success.”

The Board of Directors implemented the company’s emergency succession plan and has appointed Bill Crager, President of Envestnet and Chief Executive of Envestnet Wealth Solutions, as Interim Chief Executive Officer. Mr. Crager has served as President of Envestnet since 2002. The Board of Directors also appointed Ross Chapin, the Lead Independent Director of Envestnet’s Board of Directors as Interim Chairman of Envestnet’s Board of Directors.

“We have all experienced a great loss at Envestnet,” stated Chapin. “While it is difficult to imagine anyone replacing Jud’s vision and presence, we have the utmost confidence in the ability of his colleague, co-founder and dear friend, Bill Crager, to carry on in Jud’s place. Bill and Jud worked closely over the last 20 years and have built a resilient team that will see us through these dark days. Jud was a giant as a businessman and human being. We will miss him immensely.”

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of intelligent systems for wealth management and financial wellness. Envestnet’s unified technology empowers enterprises and advisors to more fully understand their clients and deliver actionable intelligence that drives better outcomes and improves lives.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, the possibility that the anticipated benefits of the Company’s acquisitions of FolioDynamix and PIEtech, Inc. will not be realized to the extent or when expected, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, the concentration of nearly all of our revenues from the delivery of our solutions and services to clients in the financial services industry, our reliance on a limited number of clients for a material portion of our revenues, the renegotiation of fee percentages or termination of our services by our clients, our ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies, the impact of market and economic conditions on revenues, our inability to successfully execute the conversion of clients’ assets from their technology platform to our technology platforms in a timely and accurate manner, our ability to expand our relationships with existing customers, grow the number of customers and derive revenue from new offerings such as our data analytics solutions and market research services and premium financial applications, compliance failures, adverse judicial or regulatory proceedings against us, liabilities associated with potential, perceived or actual breaches of fiduciary duties and/or conflicts of interest, changes in laws and regulations, including tax laws and regulations, general economic conditions, political and regulatory conditions, the impact of fluctuations in market condition and interest rates on the demand for our products and services and the value of assets under management or administration, the impact of market conditions on our ability to issue debt and equity, the impact of fluctuations in interest rates on our cost of borrowing, our financial performance, the results of our investments in research and development, our data center and other infrastructure, our ability to maintain the security and integrity of our systems and facilities and to maintain the privacy of personal information, failure of our systems to work properly, our ability to realize operating efficiencies, the advantages of our solutions as compared to those of others, the failure to protect our intellectual property rights, our ability to establish and maintain intellectual property rights, our ability to retain and hire necessary employees and appropriately staff our operations and management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of October 3, 2019 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investors	Media
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940